Exhibit 99.1

USANA Health Sciences Reports Net Sales of $233.3 Million; 31% Increase in EPS for Third Quarter 2015

  Third quarter net sales increased 21.5% to $233.3 million
  Third quarter EPS increased 30.6% to $1.92
  Number of active Associates increased 39.2% to 405,000
  Company increases EPS outlook for 2015

SALT LAKE CITY--(BUSINESS WIRE)--November 3, 2015--USANA Health Sciences, Inc. (NYSE: USNA) today announced record financial results for its fiscal third quarter ended October 3, 2015.

Financial Performance

For the third quarter of 2015, net sales increased to $233.3 million, up 21.5% compared with $191.9 million in the prior-year period. The increase in net sales was driven by 39.2% growth in the number of active Associates and 15.6% growth in the number of Preferred Customers. Fluctuations in currency exchange rates negatively impacted net sales by $18.3 million year-over-year and $7.3 million on a sequential quarter basis. Third quarter net sales increased 31.1% year-over-year on a constant currency basis.

Net earnings for the third quarter increased by 31.3% to $25.6 million, compared with $19.5 million during the prior-year period. The increase in net earnings was driven by higher net sales, improved gross margins and lower relative selling, general and administrative expense, which were partially offset by higher relative Associate Incentives expense and a higher effective tax rate.

Earnings per diluted share for the third quarter increased 30.6% to $1.92, compared with $1.47 in the prior year period. The increase in earnings per share was attributable to higher net earnings. Weighted average diluted shares outstanding were 13.3 million as of the end of the third quarter of 2015, and were essentially unchanged compared with the prior-year period. During the third quarter of 2015, the Company did not repurchase any shares of common stock. The Company ended the third quarter with $174.2 million in cash and cash equivalents, zero debt and $61.2 million remaining under the current share repurchase authorization.

“We continued to see strong momentum in our business during the third quarter and achieved our fourth consecutive quarter of double-digit sales, earnings and customer growth,” said Dave Wentz, USANA’s Co-CEO. “While currency fluctuations negatively impacted our reported results, we generated strong local currency sales growth in nearly all of our markets. Our results continue to be driven by our strategies for customer growth, which is our highest priority as we seek to improve the overall health and nutrition of our customers around the world.”

Regional Results

Net sales in the Asia Pacific region increased by 29.1% to $168.2 million, despite a negative impact of $11.8 million due to the strengthening of the U.S. dollar. Southeast Asia Pacific incurred 65% of the total impact of currency fluctuations. Sales increased 45.5% in the Greater China region, 3.3% in the Southeast Asia Pacific region, and 16.3% in the North Asia region.

Sales growth in Greater China was driven by strong customer growth in Mainland China, while growth in Southeast Asia Pacific resulted from double-digit customer growth in nearly every market in the region. Finally, sales growth in North Asia was driven by 50% customer growth in South Korea. The number of active Associates in the Asia Pacific region increased by 51.2% year-over-year, and 2.6% sequentially.

Net sales in the Americas/Europe region increased by 5.5% to $65.1 million and were negatively impacted by $6.5 million due to the strengthening of the U.S. dollar. Canada and Mexico each generated double-digit customer and local currency sales growth in the third quarter, compared with the prior year period. Both sales and customer count improved modestly in the U.S.

“Our consistent growth reflects the demand for USANA’s best-in-class products and rewarding business opportunity,” said Kevin Guest, USANA’s Co-CEO. “During the quarter, we held our annual International Convention in Salt Lake City where we celebrated the achievements of our Associates with a record number of attendees. During the fourth quarter, we will officially open Indonesia, our 20th market, and hold our China National Meeting. Mainland China continues to be a key driver of our growth and we anticipate another amazing event with record attendance.”

Outlook

The Company provided the following updated consolidated net sales and earnings per share outlook for 2015:

  Consolidated net sales between $915 million and $920 million, versus the previous outlook of between $900 million and $920 million
  Earnings per share between $7.25 and $7.35, versus the previous outlook of between $6.90 and $7.20

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, November 4, 2015 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	27-Sep-14	3-Oct-15	27-Sep-14	3-Oct-15

Net sales	$191,944	$233,292	$562,601	$685,914
Cost of sales	34,585	41,048	103,278	119,501
Gross profit	157,359	192,244	459,323	566,413

Operating expenses
Associate incentives	82,605	101,521	242,577	304,751
Selling, general and administrative	45,499	52,757	133,282	155,137

Earnings from operations	29,255	37,966	83,464	106,525

Other income (expense)	(297)	441	125	523
Earnings before income taxes	28,958	38,407	83,589	107,048

Income taxes	9,460	12,798	28,253	36,343

NET EARNINGS	$19,498	$25,609	$55,336	$70,705

Earnings per share - diluted	$1.47	$1.92	$3.96	$5.35
Weighted average shares outstanding - diluted	13,263	13,317	13,964	13,209

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	3-Jan-15	3-Oct-15
Current Assets
Cash and cash equivalents	$111,126	$174,195
Inventories	45,248	61,580
Prepaid expenses and other current assets	34,553	34,049
Total current assets	190,927	269,824

Property and equipment, net	71,164	78,525
Goodwill	17,941	17,675
Intangible assets, net	40,952	39,506
Deferred income taxes	5,933	8,352
Other assets	23,667	25,046
Total assets	$350,584	$438,928

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,779	$9,498
Other current liabilities	100,926	104,967
Total current liabilities	108,705	114,465

Other long-term liabilities	1,114	1,044
Deferred income taxes	10,601	10,030

Stockholders' equity	230,164	313,389
Total liabilities and stockholders' equity	$350,584	$438,928

	USANA Health Sciences, Inc.
	Sales by Region
	(Unaudited)
	(In thousands)

	Quarter Ended
	27-Sep-14		3-Oct-15		Change from prior year		Change on constant currency basis
Region

Asia Pacific

Greater China	$77,206	40.2%	$112,323	48.1%	35,117	45.5%	2,638	48.9%

Southeast Asia Pacific	44,488	23.2%	45,936	19.7%	1,448	3.3%	7,735	20.6%

North Asia	8,527	4.4%	9,920	4.3%	1,393	16.3%	1,444	33.3%

Asia Pacific Total	130,221	67.8%	168,179	72.1%	37,958	29.1%	11,817	38.2%

Americas and Europe	61,723	32.2%	65,113	27.9%	3,390	5.5%	6,483	16.0%

Total	$191,944	100.0%	$233,292	100.0%	41,348	21.5%	18,300	31.1%

Active Associates by Region (1)
(Unaudited)

	As of
	27-Sep-14		3-Oct-15
Region

Asia Pacific

Greater China	129,000	44.3%	218,000	53.8%

Southeast Asia Pacific	70,000	24.1%	85,000	21.0%

North Asia	10,000	3.4%	13,000	3.2%

Asia Pacific Total	209,000	71.8%	316,000	78.0%

Americas and Europe	82,000	28.2%	89,000	22.0%
Total	291,000	100.0%	405,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	27-Sep-14		3-Oct-15
Region

Asia Pacific

Greater China	3,000	3.9%	4,000	4.5%

Southeast Asia Pacific	11,000	14.3%	13,000	14.6%

North Asia	6,000	7.8%	9,000	10.1%

Asia Pacific Total	20,000	26.0%	26,000	29.2%

Americas and Europe	57,000	74.0%	63,000	70.8%
Total	77,000	100.0%	89,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations